Exhibit 99.2
Rithm Capital Corp. Elects Ranjit Kripalani and William Addas to the Board of Directors
•Addition of Ranjit Kripalani and William Addas to the Board of Directors adds further depth to the Board’s financial services, corporate advisory, strategic planning and public board experience
•Mr. Kripalani will be a member of the Board of Director’s Nominating and Corporate Governance Committee and Chair of the Mortgage and Regulatory Compliance Committee
•Mr. Addas will be a member of the Board of Director’s Audit Committee and Compensation Committee
NEW YORK – (BUSINESS WIRE) - Rithm Capital Corp. (NYSE:RITM, “Rithm Capital” or the “Company”) announced today that the Board of Directors of the Company (the “Board”) has elected Ranjit Kripalani and William Addas as independent members of the Board, each effective as of November 1, 2024.
“We are extremely excited to announce Ron and Will as new additions to our Board of Directors during an exciting time in Rithm Capital’s growth as an asset manager,” said Michael Nierenberg, Chairman, Chief Executive Officer and President of Rithm Capital. “Both Ron and Will bring tremendous capital markets experience and practical industry knowledge to the Board. We look forward to working with Ron and Will as we continue to execute on our strategy, diversify and drive growth across our businesses and enhance value for our stakeholders.”
In addition, Andrew Sloves will be joining Rithm Capital as a Managing Director to further develop the investment platform and will serve as a member of the investment committee. In connection with his appointment, Mr. Sloves has stepped down from his position as a director of the Company, effective as of November 1, 2024.
Ranjit M. Kripalani has served as a member of the Board of Directors of Griffin Realty Trust, Inc. (NYSE: GRT) and the chair of the Compensation Committee. Additionally, he served as a member of the Board of Directors of Western Asset Management Capital Corp and the chair of the Risk Committee. He has also served as a member of the Board of each of Combined Systems Incorporated and DAVI Audio. His prior work experience includes serving as the Chief Executive Officer of CRT Capital Group LLC, an institutionally focused broker-dealer. Prior to that, he worked at Countrywide Capital Markets, Inc. and Countrywide Financial Corporation from 1998 to 2008, where he served in a number of roles, including as president of capital markets and executive managing director of Countrywide Financial Corp.. Prior to joining Countrywide, Mr. Kripalani served as managing director and head of mortgage trading for Chase Securities, Inc. from 1995 to 1998, and as managing director and head of mortgage trading for PaineWebber, Inc. from 1985 to 1995. Mr. Kripalani has a Bachelor of Arts degree in International Relations from Tufts University and a Graduate Diploma in Business Studies from the London School of Economics.
William Addas has been a director of BGC Group since July 2023. From 2008 to 2023, Mr. Addas held numerous senior positions at BofA Securities, Inc., including Co-Head of Global Financial Institutions Group from 2021 to 2023, Co-Head of Americas Financial Institutions Group from 2019 to 2021, and Head of Specialty Finance from 2018 to 2019. From 2003 to 2008, he was a Managing Director and Head of Financial Technology and Specialty Finance at Deutsche Bank. From 2005 to 2006, he served on the board of Delta Financial Corp., a residential mortgage company. From 1996 to 2003, he was a Managing Director at Credit Suisse and Donaldson, Lufkin & Jenrette. From 1993 to 1996, he served as a Director of NatWest Markets Securities, a U.S. based broker-dealer. From 1984 to 1992, he practiced as an attorney at Manatt, Phelps, Phillips, Rothenberg and Tunney, where he was an Associate and later a Partner, and Wasserstein Perella, where he was an Associate. Mr. Addas holds a Bachelor of Arts from Brandeis University, and a Juris Doctor from the George Washington University Law School.
ABOUT RITHM CAPITAL

Rithm Capital is a global asset manager focused on real estate, credit and financial services. Rithm makes direct investments and operates several wholly-owned operating businesses. Rithm’s businesses include Sculptor Capital Management, Inc., an alternative asset manager, as well as Newrez LLC and Genesis Capital LLC, leading mortgage origination and servicing platforms. Rithm Capital seeks to generate attractive risk-adjusted returns across market cycles and interest rate environments. Since inception in 2013, Rithm has delivered approximately $5.6 billion in dividends to shareholders. Rithm is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is headquartered in New York City.

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